Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-257206

July 14, 2021.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it.

The foregoing statement does not form part of the prospectus approved by the FCA (as defined below) for the purposes of the U.K. Prospectus Regulation.

This document comprises the pricing statement (the “Pricing Statement”) relating to the UK Community Offer described in the prospectus published by Membership Collective Group, Inc. (“MCG Inc.”), on July 6, 2021 (the “UK Prospectus”) in accordance with the prospectus regulation rules of the Financial Conduct Authority (the “FCA”) made under section 73A of the Financial Services and Markets Act 2000 (the “FSMA”). This Pricing Statement must be read in conjunction with the UK Prospectus. Capitalised terms used in this Pricing Statement and not defined herein have the same meanings given to them in the UK Prospectus.

Investors should not subscribe for or purchase any shares of Class A common stock in the capital of MCG Inc. (the “Class A common stock”) on the basis of this Pricing Statement alone and should refer to the information in the UK Prospectus and, in particular (but without limiting the generality of the foregoing), Part 2 (Risk Factors) of the UK Prospectus. Copies of the UK Prospectus and this Pricing Statement are available on MCG Inc’s website at www.membershipcollectivegroup.com (subject to certain restrictions).

MCG Inc. has offered up to a maximum 34,500,000 of its shares of Class A common stock pursuant to the Combined Offers, of which it has reserved up to 3.5% of such shares of Class A common stock to be sold to Eligible UK Participants pursuant to the UK Community Offer, subject to and on the terms set out in the Prospectus. Completion of the UK Community Offer is subject to, and conditional upon, the International Offer and the DSP Offer proceeding.

An application has been made for the shares of Class A common stock to be listed on the New York Stock Exchange (the “NYSE”) with the ticker symbol ‘MCG’. No application has been or will be made for the shares of Class A common stock to be admitted to listing on or by any other stock exchange, including any stock exchange in the United Kingdom.

It is expected that conditional dealings of the shares of Class A common stock on the NYSE will commence at 2:30 p.m. (London time) / 9:30 a.m. (New York time) on July 15, 2021. The shares of Class A common stock will only be traded on the NYSE as dematerialised shares and, accordingly, no documents of title will be issued to successful applicants who have applied for shares of Class A common stock. Eligible UK Participants who have successfully applied to acquire shares of Class A common stock pursuant to the UK Community Offer and who have elected to hold their shares of Class A common stock in CREST will be subject to additional requirements in order to settle trades in their shares of Class A common stock following Completion, which may delay their ability to do so. See Part 6 (Details of the UK Community Offer) of the UK Prospectus for a description of these requirements. No Eligible UK Participant will be able to deal in their shares of Class A common stock prior to commencement of conditional dealings of the shares on the NYSE.

Class A Common Stock

MEMBERSHIP COLLECTIVE GROUP INC.

(Incorporated in the State of Delaware, United States of America (file number 4945249))

Offer of shares of Class A common stock par value US$0.01 each to Eligible UK Participants

at an Offer Price of US$14.00 per share of Class A common stock (payable in equivalent pounds Sterling)

SHARE CAPITAL IMMEDIATELY FOLLOWING COMPLETION OF THE

COMBINED OFFERS AND COMMENCEMENT OF DEALINGS OF THE SHARES

ON THE NEW YORK STOCK EXCHANGE

	Issued and fully paid
	Number	Nominal Value
Shares of Class A common stock	60,461,812	US$	0.01
Shares of Class B common stock	141,500,385	US$	0.01

This Pricing Statement does not constitute or form part of any offer or invitation to sell, or any solicitation of any offer to subscribe for or purchase, any securities other than the securities to which it relates or any offer or invitation to sell, or any solicitation of any offer to purchase, such securities by any person in any circumstances in which such offer or solicitation is unlawful.

Recipients of this Pricing Statement are authorised to use it (along with the UK Prospectus) solely in connection with their application to subscribe for shares of Class A common stock pursuant to the UK Community Offer described in the UK Prospectus, and may not reproduce or distribute this Pricing Statement, in whole or in part, and may not disclose any of the contents of this Pricing Statement or use any information herein for any other purpose.

None of the Joint Bookrunners acting in connection with the International Offer is acting in any capacity, or makes any representation or warranty, express or implied, in connection with the UK Community Offer, the UK Prospectus or this Pricing Statement and accordingly none of the Joint Bookrunners accepts any responsibility or liability whatsoever in respect of the UK Community Offer or the contents of the UK Prospectus or this Pricing Statement (including as to the accuracy, completeness or verification of the UK Prospectus or this Pricing Statement), or for any other statement made or purported to be made by it, or on its behalf, in connection with MCG Inc., the MCG Group, the shares of Class A common stock or the UK Community Offer, and nothing in the UK Prospectus or this Pricing Statement is, or shall be relied upon as, a promise or representation in this respect, whether as to the past or the future. Save for the responsibilities, if any, which may be imposed under the regulatory regime of any jurisdiction where exclusion of liability would be illegal, void or unenforceable, each of the Joint Bookrunners accordingly disclaims all and any responsibility or liability, whether arising in tort, contract or otherwise, which it might otherwise have in respect of the UK Prospectus, this Pricing Statement or any such statement or otherwise in connection with the UK Community Offer.

Important notice

The distribution of this Pricing Statement in certain jurisdictions may be restricted by law. Other than in the United Kingdom, no action has been taken or will be taken to permit the possession or distribution of the UK Prospectus in any jurisdiction where action for that purpose may be required or where doing so is restricted by law. In the United States, this Pricing Statement may not be distributed nor may copies of it be made available without MCG Inc.’s prior written consent. Accordingly, neither this Pricing Statement, nor any advertisement nor any offering material relating to the UK Community Offer may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Pricing Statement comes should inform themselves about and observe any such restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Information to Distributors

No target market assessment has been made for the purposes of the product governance requirements of Chapter 3 of the FCA Handbook Product Intervention and Product Governance Sourcebook. Accordingly, any distributor (if any) for the purposes of such requirements is responsible for undertaking its own target market assessment in respect of the shares of Class A common stock and determining appropriate distribution channels.

Information contained on MCG Inc.’s website is not incorporated into and does not form part of this Pricing Statement.

The date of this Pricing Statement is July 14, 2021.

TIMETABLE OF PRINCIPAL EVENTS

Event	Date
2021
Publication of this Pricing Statement	July 14
Announcement of the Offer Price, Offer Size, Final Sterling Price and notification by PrimaryBid of allocations of Class A shares of common stock	July 14
Commencement of conditional dealings of shares of Class A common stock on the NYSE	2:30 p.m. (London time) / 9:30 a.m. (New York time) on July 15
Completion of the Combined Offers (1)	On or around 1.00 p.m. (London time) / 8:00 a.m. (New York time) on July 19
Crediting of MCG CDIs in CREST participant accounts	On or around 1.00 p.m. (London time) / 8:00 a.m. (New York time) on July 19
Dispatch of DRS advices and FAQs in respect of holdings of shares of Class A common stock on DRS	By no later than 5:00 p.m. (New York time) on July 24

Notes:

(1)

The UK Community Offer is subject to, and conditional upon, consummation of the International Offer and the DSP Offer. If Completion does not occur, all conditional dealings will be of no effect and any such dealings will be at the sole risk of the parties concerned.

OFFER STATISTICS

Offer Price per Share	US$14.00
Final Sterling Price(1)	£10.09
Offer Size	30,000,000 shares of Class A common stock
UK Community Offer Size	223,100 shares of Class A common stock
Number of shares of Class A common stock in issue on commencement of trading on the NYSE	60,461,812 shares of Class A common stock
Gross proceeds of the Combined Offers receivable by MCG Inc.	US$420,000,000
Net proceeds of the Combined Offers receivable by MCG Inc.	US$378,000,000
Market capitalisation of MCG Inc. on Completion at the Offer Price(2)	US$2,827,470,758

Notes:

(1)

Calculated on the basis of US$1.00: £0.721, being the USD:GBP foreign exchange rate at 4:00 p.m.(London time) as specified on the Bloomberg BFIX screen page on www.bloomberg.com/markets/currencies/fx-fixings on the Pricing Date.

(2)

The market capitalisation of MCG Inc. at any given time will depend on the market price of the shares of Class A common stock at that time. There can be no assurance that the market price of a share of Class A common stock will be equal to or exceed the Offer Price.